EXHIBIT 24.1
SPECTRA ENERGY PARTNERS, LP
Power of Attorney
FORM 10-K
Annual Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
For the fiscal year ended December 31, 2016
(Annual Report)
The undersigned Spectra Energy Partners GP, LLC, a Delaware limited liability company and general partner of the general partner of Spectra Energy Partners, LP (the “Partnership”), and certain of its officers and/or directors, do each hereby constitute and appoint Gregory L. Ebel, J. Patrick Reddy and Reginald D. Hedgebeth, and each of them, to act as attorneys-in-fact for and in the respective names, places, and stead of the undersigned, to execute, seal, sign, and file with the Securities and Exchange Commission the Annual Report of the Partnership on Form 10-K and any and all amendments thereto, hereby granting to said attorneys-in-fact, and each of them, full power and authority to do and perform all and every act and thing whatsoever requisite, necessary, or proper to be done in and about the premises, as fully to all intents and purposes as the undersigned, or any of them, might or could do if personally present, hereby ratifying and approving the acts of said attorneys-in-fact.
Executed as of the 24th day of February, 2017.

SPECTRA ENERGY PARTNERS GP, LLC

By	/s/ GREGORY L. EBEL
President, Chief Executive Officer and Chairman

ATTEST:

/s/ ANNA JONES
Secretary Anna Jones

/s/ Gregory L. Ebel Gregory L. Ebel	President, Chief Executive Officer and Chairman (Principal Executive Officer and Director)

/s/ J. Patrick Reddy J. Patrick Reddy	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Fred J. Fowler Fred J. Fowler	(Director)

/s/ Dorothy M. Ables Dorothy M. Ables	(Director)

/s/ Nora Mead Brownell Nora Mead Brownell	(Director)

/s/ Julie A. Dill Julie A. Dill	(Director)

/s/ J.D. Woodward, III J.D. Woodward, III	(Director)

/s/ William T. Yardley William T. Yardley	(Director)